Exhibit 14.1

1.	INTRODUCTION

1.1	OBJECTIVE

This document establishes a Company-wide Code of Ethics.

1.2	REFERENCES

DOC. ID	TITLE
Securities and Exchange Act of 1934
The Sarbanes-Oxley Act of 2002
QCGP02	Code of Ethics Disciplinary Action Policy
QOP03	See Quality System Master Reference Table

1.3	SCOPE

The Code of Ethics applies to all employees, officers and directors of the Company. In addition, this Code applies to consultants (including contractors) and to anyone else who has significant influence over relationships and dealings with external parties, including, but not limited to, suppliers, customers, investors, creditors, insurers, competitors and auditors.

1.4	RESPONSIBILITY

All employees, officers, directors and consultants of the Company are responsible for adhering to the provisions set forth in this policy. The Director of Legal Affairs is the Compliance Officer responsible for administering this Code of Ethics.

In addition, the Company has established the following other Compliance Officers:

Compliance Officer	Designated Position	Responsibilities
Compliance Officer, Ethics	Director of Legal Affairs	Chief Legal Officer for Sarbanes-Oxley and all related regulatory requirements

Compliance Officer, Medical Device & Safety	Vice President of Regulatory Affairs	Food and Drug Administration (FDA), state and international medical device, general product compliance, patient safety, and all related legal and regulatory requirements

Compliance Officer, Privacy & Security	Chief Privacy Officer	Compliance with patient and customer confidentiality and security laws and regulations

Compliance Officer, Insider Trading	Chief Financial Officer	Responsible for administering the Insider Trading and Disclosure Policy

Refer to the Company’s Organizational Chart for more information on the individuals fulfilling the roles of the designated positions.

2.	REFRAIN FROM FRADULENT BEHAVIOR

All employees, officers, directors and consultants of the Company shall refrain from fraudulent behavior. Fraud is a broad concept that refers generally to any intentional act committed to secure an unfair or unlawful gain and typically falls into four broad categories:

2.1	FRAUDULENT FINANCIAL REPORTING

Fraudulent financial reporting is an intentional misrepresentation of financial results. Most fraudulent financial reporting schemes involve earnings management, arising from improper revenue recognition, and overstatement of assets or understatement of liabilities.

2.2	MISAPPROPRIATION OF ASSETS

Fraud involving misappropriation of assets involves the use of Company assets for anything other than legitimate business purposes. Obvious examples of misappropriation of assets include embezzlement and theft. Other examples of misappropriation of assets include using the Company postage machine or the Company’s customer base for personal gain or anything else other than legitimate business purposes.

2.3	EXPENDITURES AND LIABILITIES FOR IMPROPER PURPOSES

This category includes any expenditures or liabilities incurred for any improper payment scheme, such as bribery.

2.4	FRAUDULENTLY OBTAINED REVENUE AND ASSETS, AND COSTS AND EXPENSES AVOIDED

This category refers to schemes where a company or individual commits a fraud against employees or third parties resulting in improper revenues or misappropriation of assets, or when a company improperly avoids an expense, such as tax fraud.

3.	COMPLIANCE WITH APPLICABLE LAWS

All employees, officers, directors and consultants of the Company shall comply with all of the laws, rules and regulations of the U.S. and other countries, and the states, counties, cities and other jurisdictions, applicable to the Company or its business.

This Code of Ethics does not summarize all laws, rules and regulations applicable to the Company and its employees, officers and directors. Please consult the Director of Legal Affairs and Orrick, Herrington & Sutcliffe LLP and the various guidelines which the Company has prepared on specific laws, rules and regulations, including the Company’s Insider Trading and Disclosure Policy, Quality Privacy Procedures, and other corporate policies or guidelines.

The Company has designated the Director of Legal Affairs as Compliance Officer to administer this Code. Employees, officers, directors or consultants may, at their discretion, make any report or complaint provided for in this Code to the Compliance Officer. The Compliance Officer will refer complaints submitted under this Code, as appropriate, to the Board of Directors or an appropriate Committee of the Board.

4.	CONFLICTS OF INTEREST

A “conflict of interest” may exist whenever the private interests of an employee, officer, director or consultant conflict in any way (or even appear to conflict) with the interests of the Company. A conflict can arise when an employee, officer, director or consultant takes actions or has interests that may make it difficult to perform his or her Company work objectively. Conflicts of interest may also arise when an employee, officer, director or consultant, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company, whether received from the Company or a third party. Loans to, or guarantees of obligations of, employees, officers, directors and consultants and their respective family members may create conflicts of interest. Federal law prohibits loans to directors and executive officers. In addition, it is almost always a conflict of interest for a Company employee or officer to work simultaneously for a competitor, customer or supplier.

Although it is not always possible to avoid conflicts of interest, it is the Company’s policy to prohibit such conflicts when possible. Conflicts of interest may not always be apparent, so if you have a question, you should consult with a member of management or the Compliance Officer. Any employee, officer, director or consultant who becomes aware of a conflict or potential conflict shall bring it to the attention of a supervisor, corporate officer or the Compliance Officer.

5.	CORPORATE OPPORTUNITY

Except as may be approved by the Board of Directors or a committee of independent directors, employees, officers and directors are prohibited from (a) taking for themselves personally opportunities that belong to the Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; or (c) competing with the Company.

6.	CONFIDENTIALITY

All employees, officers and consultants, under the confidentiality agreements signed when they joined or were engaged by the Company, and all directors, must maintain the confidentiality of confidential information entrusted to them by the Company or its suppliers, customers, business partners or associates, except when disclosure is authorized by the Company or required by laws, regulations or legal proceedings. As more fully described in the confidentiality agreements, “confidential information” includes, but is not limited to, non-public information that might be of use to competitors of the Company, or harmful to the Company or its customers if disclosed. Whenever feasible, employees, officers, directors or consultants shall consult the appropriate Compliance Officer if they believe they have a legal obligation or seek to disclose confidential information.

7.	FAIR DEALING

Each employee, officer, director or consultant shall endeavor to deal fairly with the Company’s customers, suppliers, competitors, officers and employees. No one shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. Stealing proprietary information or misusing trade secret information that was obtained with the owner’s consent, or including such disclosures by past or present employees of other companies, is prohibited.

8.	PROTECTION AND PROPER USE OF COMPANY ASSETS

All employees, officers, directors and consultants shall protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. All Company assets shall be used for legitimate business purposes.

9.	ACCOUNTING COMPLAINTS

The Company’s policy is to comply with all applicable financial reporting and accounting regulations applicable to the Company. Employees, officers, directors or consultants who have concerns or complaints regarding questionable accounting or auditing practices are encouraged to promptly submit those concerns or complaints (anonymously, confidentially or otherwise) to the Audit Committee of the Board of Directors, which will, subject to its duties arising under applicable laws, regulations and legal proceedings, treat such submissions confidentially. Such submissions may be directed to the attention of Greg Schiffman, Chairman of the Audit Committee, at the principal executive offices of the Company.

10.	REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

Employees and consultants are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and, when in doubt, about the best course of action in a particular situation. Any employee, officer, director or consultant who believes that a violation of this Code or other illegal or unethical conduct by any employee, officer, director or consultant has occurred or may occur shall promptly contact a supervisor, a corporate officer, or the Compliance Officer. Such reports may be made confidentially or anonymously. Confidentiality will be protected, subject to application law, regulation or legal proceedings.

11.	NO RETALIATION

The Company will not permit retaliation of any kind by or on behalf of the Company or its employees, officers and directors against good faith reports or complaints of violations of this Code or other illegal or unethical conduct.

12.	PUBLIC COMPANY REPORTING

As a public company, it is of critical importance that the Company’s filings with the Securities and Exchange Commission be accurate and timely. Depending on their respective positions with the Company, employees, officers, directors or consultants may be called upon to provide information necessary to ensure that the Company’s public reports are complete, fair and understandable. The Company expects employees, officers, directors and consultants to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Company’s public disclosure requirements, including inquiries from auditors. The Company has formed a Disclosure Committee consisting of the Chief Executive Officer, the Chief Financial Officer and other appropriate members of Company management to oversee the preparation and review of public disclosure requirements.

13.	AMENDMENT, MODIFICATION AND WAIVER

This Code may be amended, modified or waived by the Board of Directors, subject to the disclosure and other provisions of the Securities and Exchange Act of 1934, and the rules thereunder and the applicable rules of the Nasdaq National Market.

14.	CODE OF ETHICS VIOLATIONS

Employees, officers, directors and consultants that violate this Code will be subject to the disciplinary action as set forth in QCGP02.

15.	EVIDENCE OF RECEIPT AND UNDERSTANDING

Each employee, officer, director and consultant must evidence their receipt and understanding of this Code by signing the attached policy acknowledgement form. Completed forms shall be turned in to Human Resources.

CODE OF ETHICS POLICY ACKNOWLEDGEMENT

I certify that I have read, understand and agree to comply with the IMPAC Medical Systems, Inc. Code of Ethics policy without modification. I agree that I will be subject to sanctions imposed by the Company, in its discretion, for violation of the Code. I acknowledge that one of the sanctions to which I may be subject as a result of violating the Company’s Code is termination of my employment or engagement.

Date:
Signature:
Printed Name: